SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2

                           (Amendment No.__________)*


                               Standard Gold, Inc.
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                                (Name of Issuer)


                          Common Stock, $.001 par value
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                         (Title of Class of Securities)


                                   853442 10 1
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                                 (CUSIP Number)


                                 March 15, 2011
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             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [ ]  Rule 13d-1(d)


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*    The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  853442 10 1              13G                     Page 2 of 5 Pages
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1. NAME OF REPORTING PERSONS


         Deborah A. King
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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [_]
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3. SEC USE ONLY


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4. CITIZENSHIP OR PLACE OF ORGANIZATION


         USA
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  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           3,490,000
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         3,490,000
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,490,000 SHARES (includes options to purchase 3,490,000 shares)
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10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
INSTRUCTIONS) [ ]

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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    7.9%

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12. TYPE OF REPORTING PERSON*

    IN
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

CUSIP No.  853442 10 1                13G                     Page 3 of 5 Pages
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Item 1(a).  Name of Issuer:

Standard Gold, Inc.
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Item 1(b).  Address of Issuer's Principal Executive Offices:

900 IDS Center, 80 South 8th Street, Minneapolis, MN   55402
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Item 2(a).  Name of Person Filing:

Deborah A. King
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Item 2(b).  Address of Principal Business Office, or if none, Residence:

4243 Dunwoody Club Drive, Suite 103, Atlanta, GA   30350
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Item 2(c).  Citizenship:

Ms. King is a citizen of the United States.
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Item 2(d).  Title of Class of Securities:

Common Stock, $.001 par value
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Item 2(e).  CUSIP Number:

853442 10 1
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Item 3. If This Statement is Filed Pursuant to ss.ss. 240.13d-1(b), or
240.13d-2(b) or (c), check whether the person filing is a:

       (a) [_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);

       (b)    [_] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

       (c) [_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

       (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

       (e)    [_] An investment adviser in accordance with ss.
              240.13d-1(b)(1)(ii)(E);

       (f) [_] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F);

       (g) [_] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

       (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

       (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

       (j)    [_] A non-U.S. institution in accordance with ss.
              240.13d-1(b)(1)(ii)(J);

       (k)    [_] Group, in accordance with ss. 240.13d-1(b)(1)(ii)(K).

       If filing as a non-U.S. institution in accordance with ss.
240.13d-1(b)(1)(ii)(J), please specify the type of institution: _______________.

CUSIP No. 853442 10 1                 13G                     Page 4 of 5 Pages

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

         Options to purchase 3,490,000 shares of common stock
         ----------------------------------------------------------------------
     (b) Percent of class:

         7.9% (Based upon 40,590,643 shares outstanding as of 5/18/2011 as reported in the Issuer's most recently file 10-Q)
         ----------------------------------------------------------------------
     (c) Number of shares as to which such person has:

         (i) Sole power to vote or to direct the vote:    3,490,000
                                                         -----------------------
         (ii) Shared power to vote or to direct the vote:  0
                                                           ---------------------

         (iii) Sole power to dispose or to direct the disposition of: 3,490,000
                                                                      ----------

         (iv) Shared power to dispose or to direct the disposition of:
                                                                        0
                                                                        --------
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Item 5.  Ownership of Five Percent or Less of a Class.

N/A
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Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.
N/A
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Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         Security Being Reported on by the Parent Holding Company or Control Person.

N/A
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Item 8.  Identification and Classification of Members of the Group.
N/A
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Item 9.  Notice of Dissolution of Group.

N/A
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Item 10.  Certifications.

         (a) Not applicable

         (b) Not applicable

         (c) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 23, 2011                                   /s/ Deborah A. King
                                                     ---------------------------
                                                          Deborah A. King